Exhibit 10.3
SEPARATION AND RELEASE AGREEMENT
Actuant Corporation (“Employer”) and Mark E. Goldstein (“Employee”) enter into this Separation and Release Agreement on August 24, 2015.
WHEREAS, Employee is currently the President and Chief Executive Officer of Employer and a member of the Board of Directors; and
WHEREAS, Employer and Employee desire to enter into this Separation and Release Agreement (“Agreement”) in connection with Employee’s resignation from his positions of President and Chief Executive Officer and from the Board of Directors of Employer, effective August 24, 2015, and his resignation from employment with Employer effective September 1, 2015.
NOW THEREFORE, for and in consideration of the promises made among the parties and other good and valuable consideration, the parties hereby agree:
1.    Resignation as an Officer and Director of Employer.  Employee hereby resigns from all officer and fiduciary positions with Employer and any of its subsidiaries, including Employee’s positions of President and Chief Executive Officer and as a member of the Board of Directors of Employer. The foregoing resignations shall be effective August 24, 2015.
2.    Resignation from Employment; Duties and Compensation.  Employee hereby resigns from employment with Employer effective September 1, 2015 (“Separation Date”).  During the period from the date of this Agreement through the Separation Date, Employee shall assist Employer with the transition of his duties as may be requested by the Chairman of the Board of Employer (“Chairman”). Employee shall continue to receive his base salary and participate in compensation and benefit plans through the Separation Date.  On the first regularly scheduled payroll date next following the Separation Date, Employer shall pay Employee any base salary earned but unpaid as of the Separation Date, together with $31,000, less all applicable deductions, which represents payment in full for any and all accrued and unused vacation time of Employee.
3.    Consideration.  Employer will provide the following consideration to Employee provided he executes and does not timely revoke this Agreement and for so long as he continues to comply with all of his obligations to Employer under this Agreement and any equity awards granted to Employee.
(a)    Severance Payments.  Commencing on the first regularly scheduled payroll date after the Effective Date (as defined below), Employer will pay Employee an aggregate amount equal to $870,000 over a period of fourteen (14) months, less applicable deductions, payable in accordance with Employer’s standard payroll procedures, as severance pay.
(b)    Equity Awards.  The disposition of Employee’s outstanding equity awards shall be as follows:
(i)    Stock Options. All outstanding stock options held by Employee as of the date hereof  shall be fully vested on the Separation Date, other than the stock options awards dated January 20, 2015 which shall be forfeited without any payment thereunder.  Other than the forfeited stock option awards referenced in the preceding sentence and any stock option awards which have expired prior to the Separation Date,  each stock option shall be exercisable through the expiration date thereof;
(ii)    RSUs. All outstanding RSUs held by Employee as of the date hereof shall be fully vested on the Separation Date, other than the RSU awards dated January 20, 2015 which shall be forfeited without any payment thereunder. The shares of common stock underlying the RSUs which vest in accordance with the preceding sentence shall be paid to Employee at such time and in such manner as set forth in the applicable award agreement;
(iii)    Performance Shares. Employee shall be entitled to receive the performance shares, if any, earned under each outstanding performance share grant held by Employee as of the date hereof, other than the performance share awards dated October 29, 2014 which shall be forfeited without any payment thereunder.  Following completion of the performance period applicable to each performance share award, Employee shall be issued the full number of shares of common stock that would otherwise have been payable under such performance share award based on the achievement of the performance objectives as if Employee’s employment had not terminated.
(c)    Outplacement and Other Expenses.  Employer will reimburse Employee for up to $20,000 in costs he incurs for outplacement services, provided that Employee engages in such services prior to November 1, 2016. In addition, Employer will pay the reasonable legal fees incurred by Employee with respect to the negotiation and documentation of this Agreement.
(d)    Medical and Other Benefits.  During the period beginning on the Separation Date and ending November 1, 2016, Employee will continue to be eligible (i) for coverage under the group medical plans of Employer at active employee rates (which coverage, for the avoidance of doubt, shall run concurrent with required COBRA coverage), and (ii) to receive the financial planning services and executive physical he is eligible to receive immediately prior to the Separation Date.
4.    Supplemental Executive Retirement Plan (“SERP”); Deferred Compensation Plan (“DCP”). Employee’s eligibility to participate in the SERP will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being agreed that Employer will make a company contribution on behalf of Employee for the plan year ending August 31, 2015.  Employee’s eligibility to participate in the DCP will end on the Separation Date and no contributions will be made thereunder with respect to any period after the Separation Date, it being understood that Employer will make a non-qualified core contribution for Employee for the plan year ending August 31, 2015. Payments under the SERP will be made in accordance with the terms thereof. Payments under the DCP, including disposition of RSU deferrals, will be made pursuant to the terms of the DCP.
5.    Consulting Services.  During the period beginning on the Separation Date and ending November 1, 2016, Employee hereby agrees to provide consulting services as may be reasonably requested by the Chairman. Such services shall be provided (i) during normal business hours, (ii) upon reasonable advance notice to Employee, (iii) in such manner as Employee and the Chairman mutually agree, which shall include providing such services by email or telephone, and (iv) for up to 10 hours per month.  Employee shall not be entitled to any additional compensation for providing these consulting services.  Employer shall promptly reimburse Employee for any and all reasonable out-of-pocket expenses incurred by Employee in connection with such consulting services and which expenses were approved by the Chairman prior to their incurrence.
6.    Stock Transactions.  Employee agrees that as a former executive of Employer, he may be subject to insider trading restrictions and guidelines for six (6) months following the Separation Date, including 401(k) transactions, sales of stock, and transactions with regard to stock options.  During this period, all stock transactions must be approved by the Executive Vice President and Chief Financial Officer, Andrew Lampereur.
7.    Taxes.  It is Employer’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including, without limitation, the six-month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement shall be interpreted, administered, and operated accordingly.  If under this Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(ii).  Notwithstanding anything to the contrary herein, Employer does not guarantee the tax treatment of any payments or benefits under this Agreement, including, without limitation, under the Code, federal, state, local, or foreign tax laws and regulations.  In the event the period of payment referenced in Paragraphs 2 and 3 of this Agreement ends in the taxable year following termination of Employee’s employment, any severance payment or deferred compensation shall be paid or commence in such subsequent taxable year if required under Section 409A of the Code.
8.    Termination of Other Benefits.  Except as provided herein, Employee understands that his eligibility for coverage under the benefit plans of Employer, as may be applicable, will end on the Separation Date.  More specifically, Employee is not eligible to (a) receive any payment under Employer’s 2015 bonus plan or (b) participate in any Employer bonus plan following the Separation Date.  Employee further understands that to the extent provided for under the terms of certain benefit plans, his benefits may continue until the end of the month during which his employment terminates, or longer, depending on his eligibility to continue such benefits at his own expense pursuant to applicable federal and state law.  Notwithstanding the foregoing, nothing in this Agreement shall reduce or eliminate vested rights or benefits under any retirement plan (qualified or nonqualified), medical plan or any other employee welfare benefit plan. The Change in Control Agreement for Mark Goldstein dated October 15, 2014 and any other change in control agreements to which he is a party are hereby terminated.
9.    Non-Compete and Non-Interference.
(a)    For purposes of this Agreement, the following definitions shall apply:
(i)    An “Active Customer of the Company” means any customer or account of the Company which during the one (1) year period preceding the Separation Date purchased any products or services from the Company, and any prospective customer or account which at the time of termination of Employee's employment with the Company, was being actively solicited by the Company with respect to the sales of such products or services.

(ii)    “Applicable Territory” means (i) the United States and any territory or possession thereof and (ii) any country other than the United States in which the Company has sold products and/or services valued at $100,000 or more, during the one (1) year period preceding the Separation Date.
(iii)    "Company" means Employer and all of its direct or indirect subsidiaries.
(iii)    A “Competitive Business” means any person, firm, enterprise, business, corporation or other legal entity which designs, manufactures and/or sells Competing Products.
(iv)    A “Competing Products” means any products which are competitive with a product manufactured, developed, and/or sold by the Company.
(v)    “Team Member” means an employee of the Company.

(b)    Non-Interference:  During the period commencing on August 24, 2015 and ending on November 1, 2016 (the “Restricted Period”), Employee will not:  1) directly or indirectly, interfere or seek to interfere with the relationship between the Company and any Team Member, customer, supplier, sales agent, manufacturer’s representative or distributor of the Company; 2) solicit for employment or employ any Team Member directly or on behalf of any third party; or 3) induce or attempt to induce any such Team Member, customer, supplier, sales agent, manufacturer’s representative or distributor of the Company to curtail or terminate its relationship with, or breach any agreement with, or obligation to, the Company or sell or solicit to sell any Competing Product to an Active Customer of the Company.
(c)    Non-Competition:  During the Restricted Period, Employee will not, without the consent of the Chairman, directly or indirectly, participate in, become associated with, provide assistance to or have a financial or other interest in any Competitive Business in the Applicable Territory.  This prohibition shall not apply to Employee’s ownership of stock or other securities of any corporation or other entity which are traded on a recognized stock exchange or trade in the over-the-counter market, even though such entity may be a competitor of the Company, as along as the value of the stock or other securities of such entity held directly or indirectly by Employee is less than 5% of the total value of the outstanding stock or other securities of such entity.
(d)    Confidential Information. Employee will not disclose any confidential and/or proprietary information of the Company.
10.    Release.  Employee, for himself, his successors, administrators, heirs, and assigns, hereby fully releases, waives and forever discharges Employer, all of its related and affiliated entities, and all of their respective shareholders, directors, officers, agents, and employees, whether past, present, or future (the “Released Parties”) from any and all actions, obligations, contracts, suits, debts, demands, damages, claims, judgments, or liabilities of any nature, including costs and attorneys’ fees, whether known or unknown, including, but not limited to, all claims arising out of Employee’s employment with or separation from any of the Released Parties, such as (by way of example only) any claim for bonus, severance, or other benefits; breach of contract; wrongful discharge; impairment of economic opportunity; any claim under common-law or at equity; any tort; claims for reimbursements; claims for commissions; or claims for employment discrimination under any state, federal, local law, statute, or regulation.  Employee acknowledges and agrees that this release, the covenants set forth in Section 9 and the covenant not to sue set forth in Section 13 are essential and material terms of this Agreement and that, without such release, covenants and covenant not to sue, no agreement would have been reached by the parties.  Employee understands and acknowledges the significance and consequences of this Agreement.  Employee does not waive or release (i) any rights which cannot be waived as a matter of law; (ii) the rights to enforce the terms of this Agreement; (iii) subject to the terms of this Agreement, any vested rights to payments, benefits or other entitlements, to which Employee is or will be entitled under the terms of any Employer benefit plan; (iv) any rights to or claims for indemnification or advancement of expenses Employee may have under applicable laws, under the applicable constituent documents (including bylaws and articles of incorporation) of Employer, under any applicable insurance policy Employer may maintain, or any under any other agreement he may have with Employer, relating to his service as a Director or Officer (as such terms are defined in Employer’s bylaws as in effect on the date hereof); or (v) any claim where the factual basis for such claim occurs after the date he signs this Agreement.
11.    WAIVER OF CLAIMS.  EMPLOYEE SPECIFICALLY WAIVES AND RELEASES EMPLOYER FROM ALL CLAIMS HE MAY HAVE AS OF THE DATE HE SIGNS THIS AGREEMENT REGARDING CLAIMS OR RIGHTS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED, 29 U.S.C. § 621 (“ADEA”).  THIS PARAGRAPH DOES NOT WAIVE RIGHTS OR CLAIMS THAT MAY ARISE UNDER THE ADEA AFTER THE DATE EMPLOYEE SIGNS THIS AGREEMENT.  EMPLOYEE AGREES THAT EMPLOYER HAS ADVISED EMPLOYEE TO CONSULT AN ATTORNEY PRIOR TO SIGNING THIS AGREEMENT, AND THAT EMPLOYEE HAS CONSULTED COMPETENT COUNSEL OF HIS OWN SELECTION PRIOR TO SIGNING THIS AGREEMENT.
12.    EFFECTIVE DATE.  EMPLOYEE HAS BEEN PROVIDED TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER WHETHER HE SHOULD SIGN THIS AGREEMENT AND WAIVE AND RELEASE ALL CLAIMS AND RIGHTS ARISING UNDER THE ADEA.  EMPLOYEE SHALL HAVE SEVEN (7) DAYS WITHIN WHICH TO REVOKE THIS AGREEMENT AND THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THAT REVOCATION PERIOD HAS EXPIRED.  AFTER EXECUTION OF THIS RELEASE, IF EMPLOYEE WISHES TO REVOKE THIS AGREEMENT, HE SHALL GIVE THE EXECUTIVE VICE PRESIDENT OF HUMAN RESOURCES, GENE SKOGG, WRITTEN NOTICE OF SUCH REVOCATION WITHIN SEVEN (7) DAYS.  IF A REVOCATION NOTICE IS NOT RECEIVED BY EMPLOYER, THEN THIS AGREEMENT SHALL BE EFFECTIVE ON THE 8th DAY AFTER EMPLOYEE SIGNS IT AND RETURNS IT TO EMPLOYER (THE “EFFECTIVE DATE”).  FOR THE AVOIDANCE OF DOUBT, IN THE EVENT EMPLOYEE REVOKES THIS AGREEMENT, EMPLOYEE SHALL NOT BE ENTITLED TO ANY PAYMENT HEREUNDER, ALL OF EMPLOYEE'S EQUITY AWARDS WHICH ARE NOT VESTED AS OF THE DATE HEREOF SHALL BE FORFEITED WITHOUT ANY PAYMENT THEREUNDER AND EMPLOYEE SHALL PROMPTLY REIMBURSE EMPLOYER WITH RESPECT TO ANY PAYMENTS MADE TO EMPLOYEE PURSUANT TO THIS AGREEMENT.

13.    Covenant Not to Sue.  To the maximum extent permitted by law, Employee covenants not to sue or to institute or cause to be instituted any action in any federal, state, or local agency or court against any of the Released Parties, with respect to the claims released in this Agreement.  Notwithstanding the foregoing, nothing herein shall prevent Employee or Employer from instituting any action required to enforce the terms of or from challenging this Agreement under ADEA.  Employee acknowledges that he does not have any current charge, complaint, grievance or other proceeding pending against the Released Parties pending before any local, state or federal agency regarding his employment.  Employee shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Employee’s behalf in any way arising out of or relating to the matters released in this Agreement.
14.    Non-Disparagement.  Employee understands and agrees that he will not make any disparaging or derogatory statements, whether oral, written or electronic, to any third party, including without limitation, any media outlet, industry group, or current or former employee, consultant, customer, client or supplier of the Company regarding the Released Parties or about the Company's business affairs and financial condition, unless compelled to do so as part of the judicial process or as part of any litigation between the parties related to this Agreement.  Employee agrees further that he will not at any time speak or act in any manner that is intended to, or does in fact, damage the goodwill or the business of the Company, or the business or personal reputations of any of the Released Parties.  Employer agrees that no officer or director of Employer will make any disparaging or derogatory statements, whether oral, written or electronic, to any third party about Employee, unless compelled to do so as part of the judicial process or as part of any litigation between the parties related to this Agreement. Employer agrees further that no officer or director of Employer will at any time speak or act in any manner that is intended to, or does in fact, damage the business or personal reputation of Employee.
15.    Return of Property.  Employee agrees that he will return all of the Company’s property in his possession, including, but not limited to, keys, key cards, files and records (and copies thereof), computer hardware, software, printers, wireless handheld devices, phones, identification cards, credit cards, and any materials of any kind which contain or embody any confidential information of the Company or its customers or clients, by the close of business on the Separation Date.  Notwithstanding the foregoing, Employee shall be entitled to retain his Employer issued laptop computer, cell phone and cell phone number provided Employee first delivers his laptop and cell phone to Employer for the removal of all Company data. No later than five (5) business days after the Effective Date, Employer agrees to complete, execute and deliver to the cell phone service provider such documents as may be required to effect the transfer of the cell phone service, cell phone and cell phone number to Employee.
16.    Acknowledgement.  Employee acknowledges by signing this Agreement that he has read and understands this document, that he has conferred with or had opportunity to confer with his attorneys regarding the terms and meaning of this Agreement, that he has had sufficient time to consider the terms provided for in this Agreement, that no representations or inducements have been made to him except as set forth herein, and that he has signed the same KNOWINGLY AND VOLUNTARILY.  Employee acknowledges and agrees that the covenants and obligations of Employee hereunder are fair and reasonable and are reasonably required for the protection of the interests of the Company and are essential to induce Employer to enter into this Agreement.

17.    Indemnification; Post-Employment Assistance with Disputes.  Employee shall continue to be entitled to indemnification and advancement of expenses relating to Employee’s service as a Director or Officer (as defined in Employer’s bylaws as in effect on the date hereof) that Employee may have (to the fullest extent Employee is entitled) under applicable laws, under applicable constituent documents (including bylaws and articles of incorporation) of Employer, under any applicable insurance policy Employer may maintain, or any under any other agreement Employee may have with Employer. The rights to indemnification and advancement of expenses set forth herein shall not be deemed exclusive of any other rights Employee may have. Employee agrees to cooperate with Employer in the truthful and honest investigation, prosecution and/or defense of any claim in which the Released Parties may have an interest, which may include, without limitation, making himself available on a reasonable basis to participate in any proceeding involving any of the Released Parties without claim of privilege against the Released Parties, allowing himself to be interviewed by representatives of Employer without claim of privilege against the Released Parties, participating as requested in interviews and/or preparation by any of the Released Parties of other witnesses without claim of privilege against the Released Parties, protecting the applicable legal privileges of the Released Parties, appearing for depositions and testimony without requiring a subpoena without claim of privilege against the Released Parties, and producing and/or providing any documents or names of other persons with relevant information without claim of privilege against the Released Parties.  Employer agrees that if it requests that Employee be interviewed by its representative under this provision, it will reimburse Employee for all reasonable travel expenses approved in advance by Employer.
18.    Further Assurances.  Employee shall cooperate in an orderly transfer of his duties and responsibilities to another person designated by Employer.  At Employer’s request and without further consideration, Employee shall execute, acknowledge and deliver such documents, instruments or assurances and take such other action as Employer may reasonably request to carry out Employee’s rights and obligations under this Agreement.
19.    Choice of Law and Severability.  The provisions of this Agreement shall be construed in accordance with the laws of the State of Wisconsin.  In the event that any section, subsection or provision of this Agreement shall be determined to be partially contrary to governing law or otherwise partially unenforceable, the section, subsection or provision and this Agreement shall be enforced to the maximum extent permitted by law, and if any section, subsection or provision of this Agreement shall be determined to be totally contrary to governing law or otherwise totally unenforceable, the section, subsection or provision shall be severed and disregarded and the remainder of this Agreement shall be enforced to the maximum extent permitted by law.
20.    No Admission.  Employee agrees that neither this Agreement nor performance hereunder constitutes an admission by any of the Released Parties of any violation of any federal, state, or local law, regulation, common-law, breach of any contract, or any other wrongdoing of any type.
21.    Counterparts.  This Agreement may be executed in separate counterparts (including by facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
22.    No Strict Construction.  The parties hereto jointly participated in the negotiation and drafting of this Agreement.  The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their collective mutual intent, this Agreement will be construed as if drafted jointly by the parties hereto, and no rule of strict construction will be applied against any person.
23.    Remedies. In addition to all of the remedies otherwise available to Employer, including but not limited to, recovery from Employee of damages and recovery of reasonable attorneys’ fees incurred by Employer in the enforcement of this Agreement, Employer shall have the right to injunctive relief to restrain and enjoin any actual or threatened breach by Employee of any provisions of this Agreement.  Employer shall also be entitled to seek a protective order to ensure the continued confidentiality of its trade secrets and proprietary information.  All of Employer’s remedies for the breach of the Agreement shall be cumulative and the pursuit of one remedy shall not preclude any other remedies.
24.    Successors and Assigns.  This Agreement shall inure to the benefit of and shall be binding upon Employer and Employee and their respective heirs, personal representatives, successors and assigns.  Employer may assign its rights and obligations hereunder, without the consent of, or notice to, Employee, to any of Employer’s affiliates or subsidiaries or to any person that acquires Employer or any portion of its business or its assets, in which case all references to Employer will refer to such assignee.
25.    Notices.  Notices regarding this Agreement shall be sent as follows:
If to Employer:
McDermott Will & Emery LLP
227 W. Monroe Street
Chicago, Illinois  60606-5096
Attn: John Tamisiea
If to Employee:
Mark E. Goldstein
At the most recent address on file with Employer
*   *   *

IN WITNESS WHEREOF, the parties hereto have entered into this Separation and Release Agreement and it becomes effective as of the date set forth above.

ACTUANT CORPORATION
By: /s/ Andrew G. Lampereur Name: Andrew G. Lampereur Title: Executive Vice President and Chief Financial Officer

/s/ Mark E. Goldstein
Mark E. Goldstein